Exhibit 99.1

HUDSON TECHNOLOGIES REPORTS record THIRD Quarter 2022 reSults

WoodclifF lake, nj – November 2, 2022 – Hudson Technologies, Inc. (NASDAQ: HDSN) announced results for the third quarter ended September 30, 2022.

For the quarter ended September 30, 2022, Hudson reported revenues of $89.5 million, an increase of 48% compared to revenues of $60.6 million in the comparable 2021 period. Third quarter revenue growth was driven by increased selling prices for certain refrigerants during the period. Gross margin in the third quarter of 2022 increased to 49%, compared to 39% in the third quarter of 2021, mainly due to the increase in selling price without a material appreciation in the cost basis of certain refrigerants sold. Hudson reported operating income of $36.3 million in the third quarter of 2022, compared to operating income of $16.9 million in the prior year period. The Company recorded net income of $29.4 million or $0.65 per basic and $0.62 per diluted share in the third quarter of 2022, compared to net income of $15.9 million or $0.36 per basic and $0.34 per diluted share in the same period of 2021. Net income during the third quarter of 2022 included an incremental non-cash tax benefit of $2.8 million associated with the release of an income tax valuation allowance as a result of increased profitability.

For the nine months ended September 30, 2022, Hudson reported revenues of $277.8 million, an increase of 79% compared to revenues of $155.0 million in the first nine months of 2021. Revenue growth was driven by an increase in selling prices for certain refrigerants during the period. Gross margin in the first nine months of 2022 increased to 53%, compared to 35% in the first nine months of 2021, mainly due to the increase in selling price without a material appreciation in the cost basis of certain refrigerants sold. Hudson reported operating income of $124.4 million in the first nine months of 2022, compared to operating income of $33.0 million in the prior year period. The Company recorded net income of $98.7 million or $2.20 per basic and $2.10 per diluted share in the first nine months of 2022, compared to net income of $26.1 million or $0.60 per basic and $0.56 per diluted share in the same period of 2021. Net income during the first nine months of 2022 included an incremental non-cash tax benefit of $14.4 million associated with the release of an income tax valuation allowance as a result of increased profitability.

Brian F. Coleman, President and Chief Executive Officer of Hudson Technologies commented,

“Our third quarter performance delivered a strong close to our 2022 selling season, as reflected in continued record revenues, improved margins and enhanced profitability. Throughout the selling season we benefited from sustained higher pricing of certain refrigerants, as well as our strategic positioning in the supply chain for refrigerants. Our enhanced profitability and strong free cash flow in 2022 have allowed us to reduce total debt, including approximately $31 million paid down in the third quarter, strengthening our balance sheet and improving our financial flexibility as we move through the close of this year and into 2023.

“As we expected, gross margin in the third quarter, while significantly improved compared to the third quarter of last year, has begun to show sequential moderation as compared to gross margins in the first and second quarters of 2022, as the gap between inventory cost and sales price has begun to narrow.

“Hudson enjoyed a very successful 2022 selling season and, with the ongoing stepdown in HFC production and consumption allowances mandated by the AIM Act, we remain confident that we are well positioned to meet our longer-term targets. With a 10% stepdown mandated for 2022 and 2023 and a 40% baseline reduction in virgin production starting 2024, we expect this phasedown to provide an inflection point for our business as the industry begins to rely on reclaimed refrigerant to meet its HFC needs. With our industry-leading reclamation technology, and longstanding and growing customer base who are aligned with our commitment to refrigerant management and enhanced reclamation strategies, we’re uniquely positioned to fill the anticipated HFC supply gap as virgin production is phased down. We remain intent in our mission to enable the broad transition to next generation refrigerants and more efficient equipment by ensuring that the refrigerants needed for the existing installed base remain available and easily accessible,” Mr. Coleman concluded.

Conference Call Information

The Company will host a conference call and webcast to discuss the third quarter results today, November 2, 2022 at 5:00 P.M. Eastern Time.

To access the live webcast, log onto the Hudson Technologies website at www.hudsontech.com, and click on “Investor Relations”.

To participate in the call by phone, dial (888) 506-0062 approximately five minutes prior to the scheduled start time. International callers please dial (973) 528-0011. Callers should use entry code: 836412.

A replay of the teleconference will be available until December 2, 2022 and may be accessed by dialing (877) 481-4010. International callers may dial (919) 882-2331. Callers should use conference ID: 46794.

About Hudson Technologies

Hudson Technologies, Inc. is a leading provider of innovative and sustainable refrigerant products and services to the Heating Ventilation Air Conditioning and Refrigeration industry. For nearly three decades, we have demonstrated our commitment to our customers and the environment by becoming one of the first in the United States and largest refrigerant reclaimers through multimillion dollar investments in the plants and advanced separation technology required to recover a wide variety of refrigerants and restoring them to Air-Conditioning, Heating, and Refrigeration Institute standard for reuse as certified EMERALD Refrigerants™. The Company's products and services are primarily used in commercial air conditioning, industrial processing and refrigeration systems, and include refrigerant and industrial gas sales, refrigerant management services consisting primarily of reclamation of refrigerants and RefrigerantSide® Services performed at a customer's site, consisting of system decontamination to remove moisture, oils and other contaminants. The Company’s SmartEnergy OPS® service is a web-based real time continuous monitoring service applicable to a facility’s refrigeration systems and other energy systems. The Company’s Chiller Chemistry® and Chill Smart® services are also predictive and diagnostic service offerings. As a component of the Company’s products and services, the Company also generates carbon offset projects.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Statements contained herein which are not historical facts constitute forward-looking statements. Such forward-looking statements involve a number of known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, but are not limited to, changes in the laws and regulations affecting the industry, changes in the demand and price for refrigerants (including unfavorable market conditions adversely affecting the demand for, and the price of, refrigerants), the Company's ability to source refrigerants, regulatory and economic factors, seasonality, competition, litigation, the nature of supplier or customer arrangements that become available to the Company in the future, adverse weather conditions, possible technological obsolescence of existing products and services, possible reduction in the carrying value of long-lived assets, estimates of the useful life of its assets, potential environmental liability, customer concentration, the ability to obtain financing, the ability to meet financial covenants under existing credit facilities, any delays or interruptions in bringing products and services to market, the timely availability of any requisite permits and authorizations from governmental entities and third parties as well as factors relating to doing business outside the United States, including changes in the laws, regulations, policies, and political, financial and economic conditions, including inflation, interest and currency exchange rates, of countries in which the Company may seek to conduct business, the Company’s ability to successfully integrate any assets it acquires from third parties into its operations, the impact of the current COVID-19 pandemic, and other risks detailed in the Company's 10-K for the year ended December 31, 2021 and other subsequent filings with the Securities and Exchange Commission. The words "believe", "expect", "anticipate", "may", "plan", "should" and similar expressions identify forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made.

Investor Relations Contact: John Nesbett/Jennifer Belodeau IMS Investor Relations (203) 972-9200 jnesbett@institutionalms.com	Company Contact: Brian F. Coleman, President & CEO Hudson Technologies, Inc. (845) 735-6000 bcoleman@hudsontech.com

Hudson Technologies, Inc. and Subsidiaries

Consolidated Balance Sheets

(Amounts in thousands, except for share and par value amounts)

	September 30,	December 31,
	2022	2021
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$15,049	$3,492
Trade accounts receivable – net	38,668	14,223
Inventories	120,158	94,144
Prepaid expenses and other current assets	18,742	8,090
Total current assets	192,617	119,949

Property, plant and equipment, less accumulated depreciation	19,353	20,093
Goodwill	47,803	47,803
Intangible assets, less accumulated amortization	18,262	20,357
Right of use asset	7,754	6,803
Other assets	762	710
Total Assets	$286,551	$215,715

Liabilities and Stockholders’ Equity
Current liabilities:
Trade accounts payable	$14,890	$9,623
Accrued expenses and other current liabilities	36,060	30,637
Accrued payroll	3,874	3,931
Current maturities of long-term debt	4,250	5,248
Short-term debt	—	15,000
Total current liabilities	59,074	64,439
Deferred tax liability	879	1,692
Long-term lease liabilities	6,178	5,500
Long-term debt, less current maturities, net of deferred financing costs	49,831	73,145
Total Liabilities	115,962	144,776

Commitments and contingencies

Stockholders’ equity:
Preferred stock, shares authorized 5,000,000: Series A Convertible preferred stock, $0.01 par value ($100 liquidation preference value); shares authorized 150,000; none issued or outstanding	—	—
Common stock, $0.01 par value; shares authorized 100,000,000; issued and outstanding 45,070,368 and 44,758,925, respectively	451	448
Additional paid-in capital	117,238	116,312
Retained earnings (accumulated deficit)	52,900	(45,821)
Total Stockholders’ Equity	170,589	70,939

Total Liabilities and Stockholders’ Equity	$286,551	$215,715

Hudson Technologies, Inc. and Subsidiaries

Consolidated Statements of Income

(unaudited)

(Amounts in thousands, except for share and per share amounts)

	Three months		Nine months
	ended September 30,		ended September 30,
	2022	2021	2022	2021
Revenues	$89,502	$60,645	$277,781	$154,973
Cost of sales	45,263	36,967	130,225	100,329
Gross profit	44,239	23,678	147,556	54,644

Operating expenses:
Selling, general and administrative	7,219	6,072	21,057	19,586
Amortization	698	698	2,095	2,095
Total operating expenses	7,917	6,770	23,152	21,681

Operating income	36,322	16,908	124,404	32,963

Other (expense) income:
Net interest expense	(2,365)	(2,843)	(12,293)	(8,532)
Other income	—	2,475	—	2,470
Total other (expense)	(2,365)	(368)	(12,293)	(6,062)

Income before income taxes	33,957	16,540	112,111	26,901

Income tax expense	4,601	670	13,390	830

Net income	$29,356	$15,870	$98,721	$26,071

Net income per common share – Basic	$0.65	$0.36	$2.20	$0.60
Net income per common share – Diluted	$0.62	$0.34	$2.10	$0.56
Weighted average number of shares outstanding – Basic	45,063,810	43,870,825	44,935,739	43,576,211
Weighted average number of shares outstanding – Diluted	47,181,424	46,964,522	47,053,010	46,412,691